EXHIBIT 10.3
NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD
WHEELING-PITTSBURGH CORPORATION
2003 MANAGEMENT STOCK INCENTIVE PLAN
Participant:[______]
Grant Date:[______]
Total Number of Restricted Stock Units: [______]
TIME-BASED AWARDS
Units: [______]
Vesting Schedule: The Units shall be deemed vested and no longer subject to forfeiture in accordance with the following schedule:
Units Vested

Vesting Date	Annual Grant	Transition Grant	Total

Total
PERFORMANCE-BASED AWARDS
Target Units: [______]
Performance Cycle: [______]
Performance Measure: The table below indicates the number of Units that shall be deemed vested and no longer subject to forfeiture on [______] based on the level of performance of WPSC stock relative to the Dow Jones Steel Index for the three year performance cycle:

WPSC TSR/	Performance	Percent of
DJ Steel Index	Level	Shares Earned	Shares
	Below Threshold	0%
	Threshold	50%
	Target	100%
	Maximum	150%
Forfeiture: The Units are subject to forfeiture in the event of your termination of employment with the Company in accordance with the Plan and Agreement.
By signing below, the Participant agrees that the Units are granted under and governed by the terms and conditions of the Wheeling-Pittsburgh Corporation 2003 Management Stock Incentive Plan and the Award Agreement.

Participant	Wheeling-Pittsburgh Corporation

By:

Title:

Date:	Date:

RESTRICTED STOCK UNIT AWARD AGREEMENT
          The parties to this Restricted Stock Unit Award Agreement (this “Agreement”) are Wheeling-Pittsburgh Corporation (the “Company”), and the person identified in the attached Notice of Grant of Restricted Stock Unit Award (the “Participant”).
          The Board of Directors (the “Board”) of the Company has authorized and approved the Wheeling-Pittsburgh Corporation 2003 Management Stock Incentive Plan, as amended and restated effective March 10, 2006 (the “Plan”). The Plan, in part, provides for the grant of Stock Units subject to certain restrictions and other terms set forth in the Plan and the applicable Award Agreement. Pursuant to the Plan, the Committee has approved an award to the Participant of restricted Stock Units on the terms and subject to the conditions set forth in the Plan and in this Agreement.
          NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
1.	RESTRICTED STOCK UNITS
     1.1 Grant of Restricted Stock Units.
          (a) As of the Grant Date set forth in the Notice of Grant, the Company grants to the Participant the number of Restricted Stock Units set forth in the Notice of Grant (the “Units”), which represent shares of the Company’s common stock, par value $.01 per share (“Common Stock”). The Units are subject to the restrictions set forth in Section 1.2 of this Agreement, the terms and conditions of the Plan and the other terms and conditions contained in this Agreement.
          (b) The Units granted under this Agreement shall be reflected in a bookkeeping account maintained by the Company during the Restricted Period. If and when the restrictions set forth in Section 1.2 expire in accordance with the terms of this Agreement, and upon the satisfaction of all other applicable conditions as to the Units, such Units (and any related Dividend Units described in Section 1.1(c) below) not forfeited pursuant to Section 1.4 hereof shall be settled in cash or shares of Common Stock as provided in Section 1.1(e) of this Agreement and otherwise in accordance with the Plan.
          (c) With respect to each Unit, whether or not vested, that has not been forfeited (but only to the extent such award of Units has not been settled for cash or Common Stock), the Company shall, with respect to any cash dividends paid on the Common Stock, accrue and credit to the Participant’s bookkeeping account a number of Units having a Fair Market Value as of the date such dividend is paid equal to the cash dividends that would have been paid with respect to such Unit if it were an outstanding share of Common Stock (the “Dividend Units”). These Dividend Units thereafter shall (i) be treated as Units for purposes of future dividend accruals pursuant to this Section 1.1(c); and (ii) vest in such amounts (rounded to the nearest whole Unit) at the same time as the Units with respect to which such Dividend Units were received. Any dividends or distributions on Common Stock paid other than in cash shall accrue in the Participant’s bookkeeping account and shall vest at the same time as the Units in respect of which they are made (in each case in the same form, based on the same record date and at the same time, as such dividend or other distribution is paid on such Common Stock).
          (d) The Company’s obligations under this Agreement (with respect to both the Units and the Dividend Units, if any) shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of Employee under this Agreement shall be no greater than those of a general unsecured creditor of the Company. In addition, the Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed, and any applicable federal or state securities law.
          (e) Except as otherwise provided in this Agreement, settlement of the Units in accordance with the provisions of this Section 1.1(e) shall be delivered as soon as practicable after the end of the Restricted Period, and upon the satisfaction of all other applicable conditions as to the Units (including the payment by the Participant of all applicable withholding taxes). At such time, the Company shall deliver to the Participant one share of Common Stock (or cash equal to the Fair Market Value of one share of Common Stock) for each Unit. The Units so payable to the Participant shall be paid solely in shares of Common Stock, solely in cash based on the Fair Market Value of the Common Stock (determined as of the first business day next following the last day of the Restricted Period), or in a combination of the two, as determined by the Committee in its sole discretion.
     1.2 Restrictions.
          (a) The Participant shall have no rights as a stockholder of the Company by virtue of any Unit unless and until such Unit vests and resulting shares of Common Stock are issued to the Participant:
          (b) None of the Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan.
          (c) Any attempt to dispose of the Units or any interest in the Units in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.
     1.3 Restricted Period and Vesting. The “Restricted Period” is the period beginning on the Grant Date and ending in accordance with the Vesting Schedule or the Performance Cycle, as applicable, set forth in the attached Notice. Subject to the provisions contained in Section 1.4, 1.5 and 1.6, the Units shall be deemed vested and no longer subject to forfeiture under Paragraph

1.4 upon expiration of the Restricted Period, and the satisfaction of all other applicable conditions, as to the Units (including the payment by the Participant of all applicable withholding taxes). For purposes of clarification, a Change of Control during the Restricted Period shall not accelerate or otherwise affect the vesting of the Units, except to the extent the Committee otherwise exercises its discretion as provided under Section 1.6 of this Agreement with regard to any such Change of Control.
     1.4 Forfeiture.
          Subject to Section 1.6 hereof, if during the Restricted Period (i) the Participant’s employment with the Company, its Affiliates and/or its subsidiaries is terminated for any reason, including termination by reason of resignation, (ii) there occurs a material breach of this Agreement by the Participant or (iii) the Participant fails to meet the tax withholding obligations described in Section 1.5(b) hereof, all rights of the Participant to the Units that have not vested in accordance with Section 1.3 as of the date of such termination shall terminate immediately and be forfeited in their entirety.
     1.5 Withholding.
          (a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Units.
          (b) The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of the Plan.
          (c) The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of shares of Common Stock to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Participant’s transactions under the Plan and this Agreement with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such Rule is applicable to transactions by the Participant.
     1.6 Committee’s Discretion. Notwithstanding any provision of this Agreement to the contrary, the Committee shall have discretion under Section 7.4(d) of the Plan to waive any forfeiture of the Units as set forth in Section 1.4 hereof, the Restricted Period and any other conditions set forth in this Agreement.
     1.7 Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.
2.	REPRESENTATIONS OF THE EXECUTIVE
     The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of this Agreement and the Plan and his or her decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this restricted stock unit award.
3.	NOTICES
          All notices or communications under this Agreement shall be in writing, addressed, if to the Company, at its corporate offices, and, if to the Participant, at the address contained in the Company’s records. Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.
4.	ASSIGNMENT; BINDING AGREEMENT
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Participant.
5.	ENTIRE AGREEMENT; AMENDMENT; TERMINATION
          This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.
6.	GOVERNING LAW
          This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware other than the conflict of laws provisions of such laws.
7.	SEVERABILITY
          Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

8.	NO RIGHT TO CONTINUED EMPLOYMENT OR PARTICIPATION; EFFECT ON OTHER PLANS
          This Agreement shall not confer upon the Participant any right with respect to continued employment by the Company, its Affiliates or its Subsidiaries or continued participation under the Plan, nor shall it interfere in any way with the right of the Company, its Affiliates and its Subsidiaries to terminate the Participant’s employment at any time. Payments received by the Participant pursuant to this Agreement shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company, its Affiliates or any Subsidiaries in which the Participant may be enrolled or for which the Participant may become eligible, except as may be provided under the terms of such plans or determined by the Board.
9.	NO STRICT CONSTRUCTION
          No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.
10.	USE OF THE WORD “PARTICIPANT”
          Wherever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Units may be transferred by will or the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
11.	FURTHER ASSURANCES
          The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued or otherwise distributed in relation to the Units) which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.